Movie Gallery Reports Results for the Second Quarter of 2006

    Adjusted EBITDA for the second quarter of 2006 was $57.6 million
     Adjusted EBITDA for the first half of 2006 was $174.4 million


DOTHAN, Ala., August 10, 2006 -- Movie Gallery, Inc. (Nasdaq: MOVI) today reported results for the second quarter of 2006, which ended July 2, 2006.

For the second quarter of 2006, total revenues were $601.3 million as compared to $504.7 million in the comparable period last year. On a pro forma basis, combining the Company's results with those of Hollywood Entertainment Corporation prior to its acquisition by the Company on April 27, 2005, the Company's revenues would have been $637.5 million in the second quarter of 2005. The Company's year-to-date revenues were approximately $1.3 billion for the twenty-six weeks ended July 2, 2006 as compared to revenue of $738.5 million in the comparable 2005 period. On a pro forma basis, revenues for the comparable twenty-six week period in 2005 would have been $1.3 billion.

Same-store total revenues for the second quarter of 2006 decreased 4.6% from the comparable period last year, reflecting continued softness in the video rental industry. Notably, same-store total revenues increased by 1.6% at Movie Gallery branded stores during the quarter, demonstrating the resiliency of Movie Gallery's eastern-focused rural and secondary market presence as well as the success of the Company's efforts to sell previously viewed titles from Hollywood branded stores at Movie Gallery stores.

The Company reported a net loss of $14.9 million, or $0.47 per diluted share in the second quarter of 2006. The Company's year-to-date net income was $25.5 million, or $0.80 per diluted share.

Adjusted EBITDA was $57.6 million for the second quarter of 2006 and the Company's year-to-date Adjusted EBITDA was $174.4 million. On a pro forma basis, the Company's Adjusted EBITDA in the second quarter of 2005 and the first half of fiscal 2005 would have been $63.5 million and $172.1 million, respectively. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

"Our business continues to be affected by a weak home video release schedule and other industry-wide challenges, but we are making great progress on a number of internal initiatives intended to improve Movie Gallery's financial and operational performance. We continue to expect a slow late summer, as is typical due to the seasonality of our industry, with gradually improving business conditions beginning in October when the first of several $100 million titles will be released to home video," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "In the meantime, Movie Gallery is aggressively pursuing opportunities to increase revenues and further improve operating efficiencies. We have engaged Merrill Lynch to advise us on ways to improve our capital structure as well as Alvarez & Marsal, a leading turnaround management, restructuring and corporate advisory firm. This great company, together with its dedicated associates and partners, is taking the steps necessary to reposition Movie Gallery for renewed success."

As of July 2, 2006, Movie Gallery had cash and cash equivalents of $21.2 million and $39.3 million in available borrowings under its revolving credit facility. Furthermore, as of August 9, 2006, the Company had no borrowings on its revolving credit facility apart from open letter of credit commitments. Although there can be no assurances regarding Movie Gallery's results for the remainder of fiscal 2006 or its ability to complete sales of non-core assets, the Company believes that cash on hand, cash from operations, cash from non-core asset sales, and available borrowings under its revolving credit facility will be sufficient to operate the business, satisfy working capital and capital expenditure requirements, and meet the Company's foreseeable liquidity requirements, including remaining in compliance with the financial covenants contained in the Credit Facility and debt service for the remainder of fiscal 2006.

As of July 2, 2006, Movie Gallery was in compliance with the financial covenants contained in its credit facility.

Operational Improvement Initiatives
In conjunction with the continuing integration of Hollywood Entertainment Corporation, Movie Gallery is also pursuing cost savings and cash generation opportunities through a combination of real estate optimization strategies, lower capital spending, and non-core asset divestitures.

Real Estate Optimization - Movie Gallery is implementing several strategies to better manage store leases and sales floor space to generate significant savings over the next three years. The Company plans to reduce the overall footprint of its store base by returning under-utilized portions to landlords and negotiating subleases where economically feasible. Movie Gallery is experiencing better than expected progress from this effort to restructure the Company's real estate assets, manage occupancy costs and unlock unrealized value. However, these real estate projects are long-term in nature will take some time to implement. Most of the financial benefits associated with these projects are expected to begin in 2007, with the bulk of the financial benefits to be realized in 2008 and beyond.

In addition, Movie Gallery continues to evaluate underperforming stores and stores that have overlapping trade areas in order to close stores in those markets at an accelerated pace. The Company anticipates closing approximately 175 underperforming and overlapping stores during fiscal 2006 and believes it can transfer a sufficient percentage of the customer base to other Movie Gallery and Hollywood Video stores to improve profitability in these markets.

Reduced Capital Spending - During the second quarter of 2006 Movie Gallery opened 32 new stores and closed 42 of its existing stores. Through the remainder of 2006, the Company currently plans to open approximately 30 new stores, which were already in the pipeline for 2006. In order to maximize free cash flow, the Company plans to curtail new store openings over the next several years.

Divestiture of Certain Non-Core Assets - Movie Gallery is continuing to review the Company's overall asset portfolio. Net proceeds from any divestitures will be used for debt reduction, working capital and other general corporate purposes.

Expense Reductions - As a part of the Company's integration process and ongoing cost reduction efforts, Movie Gallery has reduced its salaried and administrative office staff from the date of the merger by approximately 21%, or 380 positions, as of the end of the second quarter of 2006. While this exceeds the Company's previously announced staff reduction target of 17%, or 300 positions, the Company will continue to pursue opportunities to reduce expenses and streamline the organization to improve its bottom-line results.

Engagement of Advisors - During the second quarter Movie Gallery engaged Merrill Lynch & Co. to explore opportunities to strengthen the company's balance sheet. In addition, Alvarez & Marsal Inc. has been engaged to immediately fill several vacancies in Movie Gallery's accounting and finance functions, shorten the lead time for implementing specific turnaround initiatives, assist in the remediation of previously identified material weaknesses and deficiencies in internal control over financial reporting, facilitate the ongoing integration process and improve the Company's overall operating performance.

Conference Call Information
Management will have a conference call today (August 10, 2006) at 11:30 a.m. eastern time to discuss the quarterly financial results and the outlook for the Company. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: www.moviegallery.com

About Movie Gallery
Movie Gallery is the second largest North American video rental company with approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's ability to meet its liquidity requirements and comply with financial covenants contained in its credit facility, projected conditions in the home video rental industry, benefits from the Company's operational improvement initiatives, anticipated capital expenditures, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected;
(ii) the Company is unable to successfully complete sales of non-core assets or restructure its real estate portfolio; (iii) the Company is unable to comply with the revised financial covenants contained in its senior credit facility; (iv) the Company's operational improvement initiatives fail to generate anticipated cost reductions; (v) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (vi) the Company experiences unforeseen issues with the continued integration of the Hollywood Entertainment business; (vii) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (viii) consumer demand for movies and games is less than expected; (ix) the availability of movies and games is less than expected; or (x) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127

                             - tables follow -


                             Movie Gallery, Inc.
                      Consolidated Statements of Operations
              (Unaudited, in thousands, except per share amounts)


                                Thirteen Weeks Ended    Twenty-Six Weeks Ended
                              -----------------------   ----------------------
                                July 3,       July 2,      July 3,     July 2,
                                 2005          2006         2005        2006
                               ---------    ---------    ---------   ---------
Revenue:
  Rentals                      $ 420,332    $ 493,546    $ 637,073  $1,063,975
  Product sales                   84,397      107,739      101,447     231,677
                               ---------    ---------    ---------   ---------
Total revenue                    504,729      601,285      738,520   1,295,652

Cost of sales:
  Cost of rental revenue         142,751      154,904      209,111     328,481
  Cost of product sales           59,439       77,413       71,629     171,293
                                --------    ---------     --------   ---------
Gross profit                     302,539      368,968      457,780     795,878


Operating costs and expenses:
 Store operating expenses        262,194      307,772      370,673     621,851
 General and administrative       37,402       46,245       52,994      90,834
 Amortization of intangibles         954          708        1,554       1,441
                                --------     --------     --------    --------
Operating income                   1,989       14,243       32,559      81,752

Interest expense, net            (16,923)     (30,694)     (17,003)    (58,147)
Write-off of bridge financing     (4,234)           -       (4,234)          -
Equity in losses of
 unconsolidated entities            (469)           -         (806)          -
                                 --------    --------     --------    --------
Income (loss) before income
 taxes                           (19,637)     (16,451)      10,516      23,605
Income taxes                      (7,448)      (1,553)       4,312      (1,847)
                                ---------    ---------    --------    --------
Net income (loss)               $(12,189)    $(14,898)    $  6,204    $ 25,452
                                =========    =========    ========    ========

Net income (loss) per share:
   Basic                          $ (0.39)   $  (0.47)    $   0.20    $   0.80
   Diluted                        $ (0.39)   $  (0.47)    $   0.19    $   0.80

Weighted average shares outstanding:
   Basic                           31,574      31,828       31,386      31,759
   Diluted                         31,574      31,828       31,831      31,828

Cash dividends per common share   $  0.03    $   0.00     $   0.06    $   0.00


The accompanying notes are an integral part of this financial statement.


Movie Gallery, Inc.
Unaudited Financial Highlights
and Supplemental Information
(amounts in thousands, except stores)


                                Thirteen Weeks Ended    Twenty-Six Weeks Ended
                               -----------------------  ----------------------
                                 July 3,      July 2,      July 3,     July 2,
                                  2005         2006         2005        2006
                                ---------   ---------    ---------   --------
Adjusted EBITDA                 $  60,230    $ 57,631      $99,730   $174,426

Total same-store revenues           (5.5%)      (4.6%)      (0.3%)      (5.6%)
Movie Gallery same-store revenues   (8.1%)       1.6%       (3.2%)      (1.3%)
Hollywood same-store revenues       (4.4%)      (7.3%)       0.9%       (7.5%)

Total same-store rental revenues    (8.4%)      (5.3%)      (2.7%)      (6.6%)
Movie Gallery same-store revenues   (8.7%)       1.1%       (2.9%)      (2.5%)
Hollywood same-store revenues       (8.2%)      (8.5%)      (2.7%)      (8.7%)

Total same-store product sales      10.6%       (1.5%)      12.7%       (1.2%)
Movie Gallery same-store sales      (1.2%)       6.1%       (5.6%)      12.3%
Hollywood same-store sales          12.9%       (2.9%)      16.6%       (3.4%)

Margin data
Rental margin                       66.0%       68.6%       67.2%       69.1%
Product sales margin                29.6%       28.1%       29.4%       26.1%
Total gross margin                  59.9%       61.4%       62.0%       61.4%

Percent of total revenue:
Rental revenue                      83.3%       82.1%       86.3%       82.1%
Product sales                       16.7%       17.9%       13.7%       17.9%
Store operating expenses            51.9%       51.2%       50.2%       48.0%
General and administrative
 expenses                            7.4%        7.7%        7.2%        7.0%

Cash Flow Data:
Net cash provided by(used in)
 operating activities          $  29,298   $ (14,602)  $  39,350   $ (35,185)
Net cash flow used in
 investing activities         (1,109,482)     (7,355) (1,124,748)    (13,717)
Net cash provided by(used in)
 financing activities          1,109,657       7,222   1,112,356     (66,515)

Capital Expenditures             (21,838)     (6,108)    (32,450)    (15,091)

Balance Sheet Data:
Cash and cash equivalents      $  51,122   $  21,151   $  51,122   $  21,151
Merchandise inventories          143,798     121,855     143,798     121,855
Rental inventories, net          344,240     343,484     344,240     343,484
Accounts payable                 194,652      92,156     194,652      92,156
Long-term obligation,
 including current portion     1,143,359   1,100,943   1,143,359   1,100,943

Total Store count:
   Beginning of period             2,543       4,773       2,482       4,749
   New store builds                   92          32         154         102
   Stores acquired                 2,120           -       2,138           -
   Stores closed                     (25)        (42)        (44)        (88)
                               ---------   ---------   ---------   ---------
   End of period                   4,730       4,763       4,730       4,763
                               =========   =========   =========   =========


Disclosures Regarding Non-GAAP Financial Information

In this press release, we have provided a non-GAAP financial measure, Adjusted EBITDA, which is defined as operating income plus depreciation, amortization, non-cash stock compensation, and special items, less purchases of rental inventory. Adjusted EBITDA is presented as an alternative measure of operating performance that is used in making business decisions, executive compensation decisions, and as an alternative measure of liquidity. It is a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations, and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to operating income and our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to operating income and net income in our statements of operations. Investors should also consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments or required debt prepayments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources. Because we use Adjusted EBITDA as a measure of performance and as a measure of liquidity, the tables below reconcile Adjusted EBITDA to both operating income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.


The following table provides a reconciliation of Adjusted EBITDA to operating income:

                           Thirteen Weeks Ended
                          ----------------------
                             July 3,     July 2,
                              2005        2006
                           ---------   ---------
Operating income           $   1,989   $  14,243
Rental amortization           71,099      54,378
Rental purchases             (48,451)    (36,293)
Depreciation and
 intangible amortization      22,345      25,363
Impairment of goodwill             -           -
Impairment of
 intangibles                       -           -
Gain on sale of assets             -        (697)
Transaction bonuses            1,500           -
Store closure adjustment           -           -
Stock compensation               422         637
Credit facility
 amendment fees                    -           -
Extended viewing fee
 adjustment                   11,326           -
                           ---------   ---------
Adjusted EBITDA            $  60,230   $  57,631
                           =========   =========


The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

                              Thirteen Weeks Ended
                              --------------------
                                July 3,    July 2,
                                 2005       2006
                              ---------  ---------
Net cash provided by (used
 in) operating activities     $  29,298  $ (14,602)
Changes in operating
 assets and liabilities          (6,783)    41,961
Loses for unconsolidated
 entities                           469          -
Investment in base stock
 inventory                        6,427      3,531
Tax benefit of stock
 options exercised                 (865)         -
Deferred income taxes             5,920       (687)
Amortization of debt
 issuance cost                     (771)    (1,711)
Transaction bonuses               1,500          -
Store closure adjustment              -          -
Credit facility
 amendment fees                               -
Interest expense                 21,157     30,693
Income taxes                     (7,448)    (1,554)
Extended viewing fee
 adjustment                      11,326          -
                              ---------  ---------
Adjusted EBITDA               $  60,230  $  57,631
                              =========  =========

The following table provides a reconciliation of Adjusted EBITDA to operating income for the 52 weeks ended July 2, 2006:


                               52 Weeks
                                Ended
                                July 2,
                                 2006
                              ---------
Operating income              $(427,186)
Rental amortization             263,864
Rental purchases               (237,930)
Depreciation and
 intangible amortization        113,589
Impairment of goodwill          522,950
Impairment of
 intangibles                      4,940
Gain on sale of assets           (1,191)
Transaction bonuses                   -
Store closure adjustment          7,844
Stock compensation                2,112
Credit facility
 amendment fees                   2,720
Extended viewing fee
 adjustment                       7,628
                              ---------
Adjusted EBITDA               $ 259,340
                              =========

The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

                                   52 Weeks
                                    Ended
                                    July 2,
                                     2006
                                  ---------
Net cash provided by (used
 in) operating activities          $ 57,871
Changes in operating
 assets and liabilities              71,525
Loses for unconsolidated
 entities                                 -
Investment in base stock
 inventory                           20,116
Tax benefit of stock
 options exercised                    3,287
Deferred income taxes               (11,579)
Amortization of debt
 issuance cost                       (6,378)
Transaction bonuses                       -
Store closure adjustment              7,844
Credit facility
 amendment fees                       2,720
Interest expense                    109,673
Income taxes                         (3,367)
Extended viewing fee
 adjustment                           7,628
                                  ---------
Adjusted EBITDA                   $ 259,340
                                  =========

We have also provided a pro forma Adjusted EBITDA, which combines the results of Movie Gallery and Hollywood for the full 13 weeks ended July 2, 2005, excluding certain merger-related expenses paid by Hollywood prior to the completion of the merger. We believe this presentation is meaningful and appropriate because it provides investors more comparable year-over-year results. Management uses this information to analyze results from continuing operations and to view trends and changes in these results. We have also presented pro forma Adjusted EBITDA because the financial covenants under our senior credit facility are calculated based upon our results for the preceding four quarters. You should note, however, that calculations of pro forma Adjusted EBTIDA and Adjusted EBITDA contained herein are calculated in a different manner than that required under our senior credit facility. The following table provides a calculation of pro forma Adjusted EBITDA to Adjusted EBITDA as reconciled above to operating income:

                                             Hollywood Ent.
                        13 Weeks Ended      April 1, 2005 to
                          July 3, 2005      April 26, 2005     Pro Forma
                        --------------      --------------    -----------
Operating income           $    1,989         $   (7,137)      $  (5,148)
Rental amortization            71,099             12,858          83,957
Rental purchases              (48,451)           (23,161)        (71,612)
Depreciation and
 intangible amortization       22,345              5,267          27,612
Transaction bonus               1,500                  -           1,500
Stock compensation                422                  -             422
Merger fees                         -             15,336          15,336
Extended viewing fee
 adjustment                    11,326                122          11,448
                           ----------         ----------      ----------
Adjusted EBITDA            $   60,230         $    3,285      $   63,515
                           ==========         ==========      ==========

The following table reconciles Adjusted EBITDA and pro forma Adjusted EBITDA to net cash provided by operating activities:

                                                Hollywood Ent.
                           13 Weeks Ended      April 1, 2005 to
                            July 3, 2005       April 26, 2005     Pro Forma
                           --------------      --------------    -----------
Net cash provided by (used
 in) operating activities     $   29,298       $     (22,114)     $    7,184
Changes in operating
 assets and liabilities           (6,783)              5,930            (853)
Losses for unconsolidated
 entities                            469                   -             469
Investment in base stock
 inventory                         6,427                 928           7,355
Tax benefit of stock
 options exercised                  (865)                  -            (865)
Deferred income taxes              5,920              19,163          25,083
Change in deferred rent                -                 355             355
Amortization of debt
 issuance cost                      (771)               (247)         (1,018)
Merger fees                            -              15,336          15,336
Transaction bonus                  1,500                   -           1,500
Interest expense                  21,157               2,147          23,304
Income taxes                      (7,448)            (18,335)        (25,783)
Extended viewing fee
 adjustment                       11,326                 122          11,448
                              ----------          ----------      ----------
Adjusted EBITDA               $   60,230          $    3,285      $   63,515
                              ==========          ==========      ==========



                         Page left intentionally blank